EXHIBIT 23.2
Form S-8
Vibe Records, Inc. Nevada
File No.  000-51107

CONSENT OF REGISTERED INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in the Registration Statement on Form S-8, to be filed on or about February 24, 2009, of

(1)
our independent auditor's report dated December 31, 2008, relating to the balance sheets of Vibe Records, Inc. Nevada (SEC File No. 000-51107, CIK # 1222792) as of September 30, 2008 and 2007 and the related statements of operations and comprehensive loss, changes in stockholders' equity and cash flows for the years ended September 30, 2008 and 2007, which report appears in the 2008 Annual Report on Form 10-K of Vibe Records, Inc.; and

(2)
our independent accountant's review report dated February 19, 2009 relating to the unaudited balance sheet of Vibe Records, Inc. Nevada as of December 31, 2008 and the accompanying statements of operations and comprehensive loss and cash flows for the three months ended December 31, 2008 and for the period from January 13, 2003 (date of inception) through December 31, 2008, respectively, which report has been submitted to management as it relates to the December 31, 2008 Quarterly Report on Form 10-Q.

/s/ S. W. Hatfield, CPA
S. W. HATFIELD, CPA

Dallas, Texas
February 23, 2009